Exhibit 99.1

Dayton Superior Announces Extension of Exchange Expiration Date for Private Debt Exchange Offer

DAYTON, Ohio--(BUSINESS WIRE)--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the nonresidential concrete construction market, has extended the exchange expiration date for its previously announced private exchange offer with respect to its 13% Senior Subordinated Notes due 2009 and concurrent consent solicitation. The exchange expiration date has been extended until 11:59 p.m. EST, on November 5, 2008. The exchange expiration date had been scheduled for 11:59 p.m. EDT, on October 6, 2008. The withdrawal expiration date and early consent deadline expired at 5:00 p.m. EDT, on July 25, 2008 and have not been extended. As of the close of business on October 2, 2008, approximately $63.7 million in aggregate principal amount of the 13% Senior Subordinated Notes due 2009 have been tendered.

The exchange offer is being made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States.

This press release is neither an offer to sell any new notes nor a solicitation to buy any notes and there shall not be any sale of such new notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offer of the new notes is made only by means of a private offering circular. The new notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  depressed or fluctuating market conditions for the Company’s products and services;
  operating restrictions imposed by the Company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company’s distribution network;
  the competitive nature of the non-residential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, Executive Vice President & CFO
Phone: 937-428-7172
Fax: 937-428-9115